Exhibit 4.5

THIRTY-FIRST SUPPLEMENTAL INDENTURE

by and among

CALATLANTIC GROUP, INC.,

the Guarantors listed herein

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Dated as of February 2, 2018

RELATING TO THE

6.250% Senior Notes due 2021

(Supplemental to the Indenture dated as of April 1, 1999)

(i)

CALATLANTIC GROUP, INC.

THIRTY-FIRST SUPPLEMENTAL INDENTURE

This Thirty-First Supplemental Indenture, dated as of February 2, 2018 (the “Thirty-First Supplemental Indenture”), is entered into between CalAtlantic Group, Inc., a Delaware corporation formerly known as Standard Pacific Corp. (the “Company”), the Guarantors (as defined herein) listed on the signature pages hereto and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and The First National Bank of Chicago), as trustee (the “Trustee”);

WITNESSETH:

WHEREAS, this Thirty-First Supplemental Indenture is supplemental to the Indenture dated as of April 1, 1999 (the “Original Indenture”), as previously supplemented by that certain First Supplemental Indenture dated as of April 13, 1999, Second Supplemental Indenture dated as of September 5, 2000, Third Supplemental Indenture dated as of December 28, 2001, Fourth Supplemental Indenture dated as of March 4, 2003, Fifth Supplemental Indenture dated as of May 12, 2003, Sixth Supplemental Indenture dated as of September 23, 2003, Seventh Supplemental Indenture dated as of March 11, 2004, Eighth Supplemental Indenture dated as of March 11, 2004, Ninth Supplemental Indenture dated as of August 1, 2005, Tenth Supplemental Indenture dated as of August 1, 2005, Eleventh Supplemental Indenture dated as of February 22, 2006, Twelfth Supplemental Indenture dated as of May 5, 2006, Thirteenth Supplemental Indenture dated as of October 8, 2009, Fourteenth Supplemental Indenture dated as of May 3, 2010, Fifteenth Supplemental Indenture dated as of December 22, 2010, Sixteenth Supplemental Indenture dated as of December 22, 2010, Seventeenth Supplemental Indenture dated as of December 22, 2010, Eighteenth Supplemental Indenture dated as of August 6, 2012, Nineteenth Supplemental Indenture dated as of August 6, 2012, Twentieth Supplemental Indenture dated as of August 6, 2013, Twenty-First Supplemental Indenture dated as of November 6, 2014, Twenty-Second Supplemental Indenture dated as of October 1, 2015, Twenty-Third Supplemental Indenture dated as of October 1, 2015, Twenty-Fourth Supplemental Indenture dated as of October 1, 2015, Twenty-Fifth Supplemental Indenture dated as of October 1, 2015, Twenty-Sixth Supplemental Indenture dated as of October 1, 2015, Twenty-Seventh Supplemental Indenture dated as of May 31, 2016, Twenty-Eighth Supplemental Indenture dated as of June 9, 2017, and as will be supplemented by the Twenty-Ninth Supplemental Indenture, the Thirtieth Supplemental Indenture, the Thirty-Second Supplemental Indenture, the Thirty-Third Supplemental Indenture and the Thirty-Fourth Supplemental Indenture, in each case dated as of even date herewith (the Original Indenture, as supplemented in relation to the Notes (as defined below) prior to the date hereof, the “Indenture”), by and between the Company, the applicable Guarantors party thereto (and as defined therein), and the Trustee;

WHEREAS, the Company and the Trustee, among others, are parties to the Indenture, pursuant to which the Company’s 6.250% Senior Notes due 2021 (the “Notes”) have been created under the Twentieth Supplemental Indenture to the Original Indenture (the “Twentieth Supplemental Indenture”);

WHEREAS, $300,000,000 of aggregate principal amount of the Notes is outstanding as of the date hereof;

WHEREAS, Section 9.02 of the Original Indenture provides that, with the consent of the Holders of at least a majority of principal amount of the Notes then outstanding, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with them and the Guarantors in entering into this Thirty-First Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Original Indenture;

WHEREAS, Lennar Corporation, on behalf of the Company, has been soliciting consents to this Thirty-First Supplemental Indenture upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement (herein so called) of Lennar Corporation dated January 19, 2018 and the related Letter of Transmittal and Consent (which together, including any amendments, modifications, or supplements thereto, govern the “Consent Solicitation” for the Notes);

WHEREAS, (1) the Company has received the consent of the Holders of at least majority in principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Thirty-First Supplemental Indenture, and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Thirty-First Supplemental Indenture an Opinion of Counsel relating to this Thirty-First Supplemental Indenture as contemplated by Section 10.04 of the Indenture; and

WHEREAS, all things necessary to make this Thirty-First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, the parties hereto agree, as follows:

ARTICLE I

Amendment to Indentures and Notes

SECTION 1.01. Amendments to Articles Five, Six and Seven.

(a) The Indenture is hereby amended by deleting the following Sections or clauses of the Twentieth Supplemental Indenture and all references and definitions to the extent solely related thereto in their entirety and replacing each such Section or clause, as applicable, with “[Intentionally Omitted]”:

(i) Section 6.01(Compliance with Securities Laws);

(ii) Section 6.02 (Restrictions on Secured Indebtedness);

(iii) Section 6.03 (Restrictions on Sale and Leaseback Transactions);

(iv) Section 6.04 (Designation of Restricted and Unrestricted Subsidiaries);

(v) Clause (b) (no default or event of default) of Section 6.05 (Merger and Sales of Assets by the Company);

(vi) Section 6.06 (Reports to Holders of the Notes);

(vii) Section 6.07 (Future Subsidiary Guarantees); and

(viii) Clauses (i) (cross-default to other indebtedness) and (ii) (judgment defaults) of Section 7.01 (Additional Events of Default).

(b) The Indenture is hereby amended by rendering the provisions of the following Sections and clauses of the Original Indenture and all references and definitions to the extent solely related thereto inapplicable to the Notes:

(i) Clause (1) (requiring any successor of a merger or transferee of assets to be a corporation organized and existing under the laws of the United States or a State thereof) of Section 5.01 (When Company May Merge, etc.) but solely applying to the requirement for any successor of a merger or consolidation or transferee of assets to (x) be a corporation and (y) be organized under the laws of the United States or a State thereof;

(ii) Clause (2) (no default or event of default) of Section 5.01 (When Company May Merge, etc.);

(iii) Clause (3) (default as a failure to comply with covenants other than covenants to pay interest, principal or premium) of Section 6.01 (Events of Default);

(iv) Clause (4) (commencement of a voluntary bankruptcy case) of Section 6.01 (Events of Default); and

(v) Clause (5) (commencement of an involuntary bankruptcy case) of Section 6.01 (Events of Default).

(c) Section 6.05(a) (Merger and Sales of Assets by the Company) of the Indenture is hereby amended and restated in its entirety to read as follows: “(a) such Person (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes; and”.

SECTION 1.02. Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Thirty-First Supplemental Indenture.

SECTION 1.03. Trust Indenture Act Controls. Notwithstanding Section 1.01 and Section 1.02 above, if any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

ARTICLE II

Miscellaneous

SECTION 2.01. Defined Terms. For all purposes of this Thirty-First Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Thirty-First Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Thirty-First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Thirty-First Supplemental Indenture shall control.

SECTION 2.03. Governing Law. The laws of the State of New York shall govern this Thirty-First Supplemental Indenture and the Notes.

SECTION 2.04. The Trustee. The Trustee is The Bank of New York Mellon Trust Company, N.A. The Trustee will be permitted to engage in certain transactions with the Company and its Subsidiaries; provided, however, if the Trustee acquires any conflicting interest, within the meaning of the TIA, it must eliminate such conflict or resign upon the occurrence of an Event of Default.

In case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The Trustee makes no representation as to the validity or adequacy of this Thirty-First Supplemental Indenture; and it shall not be responsible in any manner whatsoever for or in respect of the recitals and statements contained herein or in the Notes, all of which are made solely by the Company and the Guarantors.

SECTION 2.05. No Adverse Interpretation of Other Agreements. This Thirty-First Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Thirty-First Supplemental Indenture.

SECTION 2.06. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Thirty-First Supplemental Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

SECTION 2.07. Successors and Assigns. All covenants and agreements of the Company in this Thirty-First Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Thirty-First Supplemental Indenture shall bind its successors and assigns.

SECTION 2.08. Duplicate Originals. The parties may sign any number of copies of this Thirty-First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.09. Severability. In case any one or more of the provisions contained in this Thirty-First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Thirty-First Supplemental Indenture or the Notes.

SECTION 2.10. Effectiveness. The provisions of this Thirty-First Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Thirty-First Supplemental Indenture shall become operative only upon the closing, including completion and settlement, of the Consent Solicitation and the related Exchange Offer (as defined in the Offering Memorandum and Consent Solicitation Statement), with the result that the amendments to the Indenture effected by this Thirty-First Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such Consent Solicitation and related Exchange Offer is terminated or withdrawn prior to completion or settlement. The Company shall notify the Trustee promptly after the occurrence of such closing or promptly after the Company shall determine that such closing will not occur.

SECTION 2.11. Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Thirty-First Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of February 2, 2018, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Thirty-First Supplemental Indenture, dated as of February 2, 2018. Reference is hereby made to such Thirty-

First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Thirty-First Supplemental Indenture by their officers thereunto as of the date first set forth above.

CalAtlantic Group, Inc.,

By:	/s/ Larry T. Nicholson
Name: Larry T. Nicholson
Title: Chief Executive Officer

By:	/s/ Jeffry J. McCall
Name: Jeffrey J. McCall
Title: Executive Vice President & Chief Financial Officer

Lagoon Valley Residential, LLC
By:	CalAtlantic Group, Inc., its Sole
Member

Standard Pacific of Tonner Hills, LLC
By:	CalAtlantic Group, Inc., its Sole
Member

Ryland Homes Nevada, LLC
By:	CalAtlantic Group, Inc., its Sole
Member

By:	/s/ Larry T. Nicholson
Name: Larry T. Nicholson
Title: Chief Executive Officer

[Signature Page to Thirty-First Supplemental Indenture]

CalAtlantic Homes of Arizona, Inc.

CalAtlantic Homes of Indiana, Inc.

CalAtlantic Homes of Texas, Inc.

HSP Arizona, Inc.

HWB Investments, Inc.

Ryland Homes of California, Inc.

Standard Pacific 1, Inc.

Standard Pacific of Colorado, Inc.

Standard Pacific of Florida GP, Inc.

Standard Pacific of Las Vegas, Inc.

Standard Pacific of Orange County, Inc.

Standard Pacific of South Florida GP, Inc.

Standard Pacific of South Florida, general partnership

By:	Standard Pacific of South Florida GP, Inc.,
its Managing Partner

Standard Pacific of Tampa GP, Inc.

Standard Pacific of Tampa, general partnership

By:	Standard Pacific of Tampa GP, Inc.,
its Managing Partner

Standard Pacific of the Carolinas, LLC

Standard Pacific of Walnut Hills, Inc.

The Ryland Corporation

Westfield Homes USA, Inc.

By:	/s/ Larry T. Nicholson
Name: Larry T. Nicholson
Title: Chief Executive Officer

[Signature Page to Thirty-First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee,

By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page to Thirty-First Supplemental Indenture]